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                                                                    EXHIBIT 23.6

                  [LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]



PERSONAL AND CONFIDENTIAL


May 14, 1998


Board of Directors
Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, TX 75201-3391

Re: Registration Statement of Halliburton Company relating to the Agreement and Plan of Merger referred to below

Ladies and Gentlemen:

Attached is our opinion letter dated February 25, 1998 with respect to the fairness from a financial point of view to Halliburton Company (the "Parent") of the exchange ratio of one share of Common Stock, par value $2.50 per share, of the Parent, to be exchanged by the Parent for each share of Common Stock, par value $0.25 per share, of Dresser Industries, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger dated as of February 25, 1998, by and among the Parent, Halliburton N.C., Inc., a wholly-owned subsidiary of the Parent, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Parent in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - The Merger and the Merger Agreement - Opinions of Financial Advisors" and "The Merger - Opinions of Financial Advisors to Halliburton - Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.